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                                                                    EXHIBIT 10.1



                              EMPLOYMENT AGREEMENT

        This Employment Agreement ("Agreement"), signed this 31ST day of July, 1998, between FRONTIER FINANCIAL CORPORATION ("FFC"), FRONTIER BANK ("Frontier") and LINDA A. DRYDEN ("Executive") takes effect on the consummation of the Mergers ("Effective Date").


                                    RECITALS

A. FFC and Frontier Bank have entered into a Plan and Agreement of Mergers ("Plan") with Valley Bancorporation ("Valley") and the Bank of Sumner ("Sumner"), under which Valley Bancorporation will be merged into FFC, and Sumner will be merged into Frontier (collectively "Mergers").

B. FFC/Frontier wishes to retain Executive, who is presently the President and Chief Executive Officer of Sumner, to serve as Senior Vice President and Manager of the Pierce County Division of Frontier Bank. Executive wishes to accept employment in that capacity with Frontier.

C. This Agreement sets forth the terms and conditions of Executive's employment with Frontier.


                                    AGREEMENT

        The parties agree as follows.

1. Employment. Upon the Effective Date, Frontier shall employ Executive, and Executive agrees to be employed, as Senior Vice President and Manager of the Pierce County Division of Frontier Bank. Executive will also serve as a member of the Executive Management Team of Frontier.

2. Term. Executive's employment shall continue for a period of one year, beginning on the Effective Date and ending one years thereafter (the "Term"). If the Plan terminates before closing of the Mergers, this Agreement will not become effective and will be void. Section 6 hereof entitled "Special Bonus" shall survive the termination of this Agreement.

3. Duties. Executive will faithfully and diligently perform the duties assigned to Executive from time to time by Frontier's Board of Directors or by the President or Chief Executive Officer of Frontier. Executive will use her best efforts to perform her duties and will devote full time and attention to these duties during working hours. These duties will include, without limitation, the following:

        (a) Pierce County Office Performance. Executive will be responsible for all aspects of the performance of the Pierce County Offices of Frontier Bank, including, but not limited to, directing that daily operational and managerial matters are performed in a manner consistent with Frontier's policies. These duties will also





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             include formulating and implementing Frontier's expansion
             strategies in the Pierce County area and performing all other tasks in connection with Frontier's management and affairs that are normal and customary to Executive's position.

        (b) Development and Preservation of Business. Executive will be responsible for the development and preservation of banking relationships and other business development efforts (including appropriate civic and community activities) in the Sumner/Pierce County market area.

        (c) Report to President. Executive will report directly to the President of Frontier. Frontier's Board of Directors may, from time to time, modify Executive's title or add to, delete from, or modify Executive's performance responsibilities to accommodate management succession, as well as any other management objectives of Frontier. Executive will assume any additional positions, duties and responsibilities as may reasonably be requested of her with or without additional compensation, as appropriate and consistent with Sections 3(a) and (b) of this Agreement.

4. Salary. Executive will receive an annual salary of $100,000, to be paid in accordance with Frontier's regular payroll schedule.

5. Incentive Compensation. As additional incentive to Executive, Executive shall receive an incentive bonus at the expiration of the term, if the 1999 earnings of the current branches of the Bank of Sumner ("Sumner Earnings"), after adjustment for costs of the Merger, are: (i) 100 to 115 percent of the 1998 Sumner Earnings, then Executive will receive 3 percent of the pretax earnings of said branches; (ii) 115.1 to 120 percent of the 1998 Sumner Earnings, then the Executive will receive 5 percent of the pretax earnings for said branches; and (iii) 120.1 percent or greater of the 1998 Sumner Earnings, then Executive will receive 10 percent of the pretax earnings for said branches. The foregoing notwithstanding, the incentive bonus shall not exceed 50 percent of Executive's annual salary. In calculating the 1999 Sumner Earnings, overhead for Sumner shall be calculated by dividing the average Sumner assets for 1999 by the average Frontier Bank assets for 1999, multiplied by Frontier Bank's 1999 overhead.

6. Special Bonus. In the event Executive remains in the employ of FFC or any of its subsidiaries for two years from the Effective Date, or if Executive is terminated without Cause (by FFC/Frontier) or for Good Reason (by Executive) during such two-year period, Executive shall receive a special bonus of 1,000 shares of common stock of FFC. The 1,000 shares shall be as of the Effective Date and shall be adjusted during such two-year period to reflect any change in the outstanding shares through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, split-up, splitoff, spinoff, combination of shares, exchange of shares, or other like change in the capital structure of FFC.

7. Income Deferral and Benefits. Subject to eligibility requirements and in accordance with and subject to any policies adopted by Frontier's Board of Directors with respect to any benefit plans or programs, Executive will be entitled to receive benefits (including stock options and deferred compensation, if applicable) similar to those offered to other





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        executive officers of Frontier and its subsidiaries with positions and duties comparable to those of Executive.

8 Business Expenses. Frontier will reimburse Executive for ordinary and necessary expenses (including, but not limited to, travel, entertainment and similar expenses) incurred in performing and promoting Frontier's business. Executive will present from time to time itemized accounts of these expenses, subject to any limitations of Frontier's policies or the rules and regulations of the Internal Revenue Service.

9.      Termination.

        (a) Termination by Frontier for Cause. If, before the end of the Term, Frontier terminates Executive's employment for Cause or Executive terminates her employment without Good Reason (defined below), Frontier will pay Executive the salary earned and expenses reimbursable under this Agreement incurred through the date of Executive's termination. Executive will have no right to receive compensation or other benefits (including the Special Bonus) for any period after termination under this Section 9(a).

        (b) Other Termination by Frontier. If, before the end of the Term, Frontier terminates Executive's employment without cause or Executive terminates her employment for Good Reason, Frontier will pay Executive for the remainder of the Term the salary and other compensation and benefits to which Executive would have been entitled to under this Agreement if her employment had not terminated.

        (c) Death or Disability. This Agreement terminates (i) if Executive dies or (ii) if Executive is unable to perform her duties and obligations under this Agreement for a period of 90 days as a result of a physical or mental disability arising at any time during the term of this Agreement, unless with reasonable accommodation Executive could continue to perform her duties under this Agreement and making these accommodations would not impose any undue hardship on Frontier to expend any funds. If termination occurs under this Section 9(c), Executive or her estate will be entitled to receive only the compensation and benefits earned and expenses reimbursable through the date this Agreement terminated.

        (d) Return of Frontier Property. If and when Executive ceases, for any reason, to be employed by Frontier, Executive must return to Frontier all keys, pass cards, identification cards and any other property of Frontier. At the same time, Executive also must return to Frontier all originals and copies (whether in hard copy, electronic or other form) of any documents, drawings, notes, memoranda, designs, devices, diskettes, tapes, manuals, and specifications which constitute proprietary information or material of Frontier. The obligations in this paragraph include the return of documents and other materials which may be in Executive's desk at work, in Executive's car or place of residence, or in any other location under Executive's control.

10.     Definition of "Cause". "Cause" means any one or more of the following:





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        (a)  Willful misfeasance or gross negligence in the performance of
             Executive's duties;

        (b)  Conviction of a crime in connection with her duties;

        (c) Conduct demonstrably and significantly harmful to Frontier, as reasonably determined by Frontier's Board of Directors on the advice of legal counsel; or

        (d)  Death or Disability as provided in Section 9(c) hereof.

11. Definition of "Good Reason". "Good Reason" means any one or more of the following:

        (a) Reduction, without Executive's consent, of Executive's salary or elimination of any compensation or benefit plan benefiting Executive, unless the reduction or elimination is generally applicable to substantially all similarly situated Frontier employees (or employees of a successor or controlling entity of Frontier) formerly benefited;

        (b) The assignment to Executive without her consent of any authority or duties materially inconsistent with Executive's position as of the date of this Agreement; or

        (c) A relocation or transfer of Executive's principal place of employment that would require Executive to commute on a regular basis more than 30 miles each way from her current business office at Frontier on the date of this Agreement, unless Executive consents to the relocation or transfer.

12. Confidentiality. Executive will not, after signing this Agreement, including during and after its Term, use for her own purposes or disclose to any other person or entity any confidential information concerning Frontier or its business operations or customers, unless (i) Frontier consents to the use or disclosure of their respective confidential information, (ii) the use or disclosure is consistent with Executive's duties under this Agreement or (iii) disclosure is required by law or court order.

13.     Enforcement.

        (a) Frontier and Executive stipulate that, in light of all of the facts and circumstances of the relationship between Executive and FFC/Frontier, the agreements referred to in Section 12 are fair and reasonably necessary for the protection of Frontier's confidential information, goodwill and other protectable interests. If a court of competent jurisdiction should decline to enforce any of those covenants and agreements, Executive and FFC/Frontier request the court to reform these provisions to restrict Executive's use of confidential information and Executive's ability to compete with FFC or its subsidiaries to the maximum extent, in time, scope of activities and geography, the court finds enforceable.

        (b) Executive acknowledges that FFC/Frontier will suffer immediate and irreparable harm that will not be compensable by damages alone, if Executive repudiates or breaches any of the provisions of Section 12 or threatens or attempts to do so. For





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             this reason, under these circumstances, FFC/Frontier, in addition to and without limitation of any other rights, remedies or damages available to it at law or in equity, will be entitled to obtain temporary, preliminary, and permanent injunctions in order to prevent or restrain the breach, and FFC/Frontier will not be required to post a bond as a condition for the granting of this relief.

14. Adequate Consideration. Executive specifically acknowledges the receipt of adequate consideration for the covenants contained in Section 12 and that Frontier is entitled to require her to comply with this Section, which shall survive termination of this Agreement.

15.     Arbitration.

        (a) Arbitration. At either party's request, the parties must submit any dispute, controversy or claim arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement, to arbitration under the American Arbitration Association's rules then in effect (or under any other form of arbitration mutually acceptable to the parties). A single arbitrator agreed on by the parties will conduct the arbitration. If the parties cannot agree on a single arbitrator, each party must select one arbitrator and those two arbitrators will select a third arbitrator. This third arbitrator will hear the dispute. The arbitrator's decision is final (except as otherwise specifically provided by law) and binds the parties, and either party may request any court having jurisdiction to enter a judgment and to enforce the arbitrator's decision. The arbitrator will provide the parties with a written decision naming the substantially prevailing party in the action. This prevailing party is entitled to reimbursement from the other party for its costs and expenses, including reasonable attorneys' fees.

        (b) Governing Law. All proceedings will be held at a place designated by the arbitrator in Snohomish County, Washington. The arbitrator, in rendering a decision as to any state law claims, will apply Washington law.

        (c) Exception to Arbitration. Notwithstanding the above, if Executive violates Section 12, FFC/Frontier will have the right to initiate the court proceedings described in Section 13(b), in lieu of an arbitration proceeding under this Section 15. Frontier may initiate these proceedings wherever appropriate within the state of Washington; but Executive will consent to venue and jurisdiction in Snohomish County, Washington.

16.     Miscellaneous Provisions.

        (a) Defined Terms. Capitalized terms used as defined terms, but not defined in this Agreement, will have the meanings assigned to those terms in the Plan.

        (b) Entire Agreement. This Agreement embodies the entire agreement of the parties hereto with respect to its subject matter and merges with and supersedes all prior discussion, agreements, commitments, or understandings of every kind and nature relating thereto, whether oral or written, between Executive and FFC/Frontier.





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             Neither party shall be bound by any term or condition other than as is expressly set forth herein. Executive specifically waives the terms of and all of her rights under all employment, change-in-control, severance, salary continuation, or similar agreements, whether written or oral, she has previously entered into with Valley Bancorporation or any of its subsidiaries or affiliates.

        (c) Binding Effect. This Agreement will bind and inure to the benefit of Frontier's and Executive's heirs, legal representatives, successors and assigns.

        (d) Litigation Expenses. If either party successfully seeks to enforce any provision of this Agreement or to collect any amount claimed to be due under it, this party will be entitled to reimbursement from the other party for any and all of its reasonable out-of-pocket expenses and costs including, without limitation, reasonable attorneys' fees and costs incurred in connection with the enforcement or collection.

        (e) Waiver. Any waiver by a party of its rights under this Agreement must be written and signed by the party waiving its rights. A party's waiver of the other party's breach of any provision of this Agreement will not operate as a waiver of any other breach by the breaching party.

        (f) Counsel Review. Executive represents and agrees that she fully understands her right to discuss all aspects of this Agreement with her private attorney, that to the extent she desired, she availed herself of this right, that she has carefully read and fully understands all of the provisions of the Agreement, that she is competent to execute this Agreement that her decision to execute this Agreement has not been obtained by any duress and that she freely and voluntarily enters into this Agreement, and that she has read this document in its entirety and fully understands the meaning, intent, and consequences of this Agreement.

        (g) Assignment. The services to be rendered by Executive under this Agreement are unique and personal. Accordingly, Executive may not assign any of her rights or duties under this Agreement.

        (h) Amendment. This Agreement may be modified only through a written instrument signed by both parties.

        (i) Severability. The provisions of this Agreement are severable. The invalidity of any provision will not affect the validity of other provisions of this Agreement.

        (j) Governing Law and Venue. This Agreement will be governed by and construed in accordance with Washington law, except to the extent that certain matters may be governed by federal law. Except as otherwise provided in Section 15(c), the parties must bring any legal proceeding arising out of this Agreement in Snohomish County, Washington, and the parties will submit to jurisdiction in that county.





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        (k)  Parachute Payment. In the event the aggregate payments or benefits to be made or afforded to Executive under this Agreement, together with any other payments or benefits received or to be received by Executive in connection with the Mergers (including the Deferred Compensation Agreement) would be deemed to include an "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended, then the payments or benefits to be provided under this Agreement, or any other applicable agreements, shall be reduced to the extent necessary to avoid treatment as an excess parachute payment.

        (l) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document.

Signed: ____________________, 1998:

                                        FRONTIER FINANCIAL CORPORATION
                                        and FRONTIER BANK


                                        By: /s/ Robert J. Dickson
                                           -------------------------------------
                                            Robert J. Dickson, President and CEO


                                        /s/ Linda A. Dryden
                                        ----------------------------------------
                                        LINDA A. DRYDEN






















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